EXHIBIT 99.1

Great Lakes Reports Third Quarter Results

Third quarter income from continuing operations of $12.5 million

Third quarter adjusted EBITDA from continuing operations of $32.2 million

Backlog of $661.3 million at September 30, 2020

Cash position of $229.7 million at September 30, 2020

Company moving headquarters to Houston, Texas

OAKBROOK TERRACE, Ill., Nov. 04, 2020 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended September 30, 2020.

Third Quarter 2020 Highlights

  Revenue was $175.8 million in the third quarter, a $6.0 million or 3.5% increase over the prior year quarter.
  Gross margin percentage was 20.7% in the third quarter compared with 18.7% in the prior year quarter.
  Total operating income from continuing operations was $23.2 million, a $4.8 million or 26.2% increase over the prior year quarter.
  Income from continuing operations was $12.5 million, a $3.7 million or 42.4% increase as compared to $8.8 million in the prior year quarter.
  Adjusted EBITDA from continuing operations was $32.2 million, a $5.1 million or 18.8% increase as compared to $27.1 million in the prior year quarter.

Management Commentary

Lasse Petterson, Chief Executive Officer and President commented, “The third quarter reflects solid project performance, resulting in strong increases in income from continuing operations and adjusted EBITDA from continuing operations when compared to the prior year. Several planned dry dockings completed in the third quarter, which were offset with better than anticipated productivity on the Jacksonville Contract B deepening project in Florida and the Great Egg and Peck Beach renourishment work in New Jersey.

As expected, bidding activity increased significantly from the second quarter with $927 million in projects bid in the third quarter.   Great Lakes was awarded $466 million or 50% of those projects resulting in a third quarter backlog of $661.3 million. One of the awarded projects in the quarter was the Jacksonville Harbor Contract C Deepening Project totaling $105 million. After successfully completing Jacksonville Contract B ahead of schedule, we look forward to continuing to support the expansion of the shipping channel for the Port of Jacksonville (JAXPORT).

Great Lakes continued to work as a federally-designated “Critical Infrastructure” company in the third quarter. Although some projects have been impacted by the COVID-19 outbreak, to date,  the majority of our project work has remained largely uninterrupted by the pandemic, and the U.S. Army Corps of Engineers is continuing to advertise new projects as evidenced by the larger bid market in the third quarter. A strong hurricane and storm season began in the third quarter, and has extended into the fourth quarter.  While these storms did not significantly impact results in the third quarter, erosion and other damage caused by severe storms do add to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects. We continue to remain focused on strong project performance while ensuring the safety and continued protection of our crew members and employees.

Great Lakes continues to be well positioned for changes in the current economic environment. The Company ended the third quarter with a strong net cash position, balance sheet and substantial liquidity.  Given our strong cash flow and balance sheet, the Board of Directors authorized a share repurchase program in August, which demonstrates the Board's confidence in our future and our commitment to delivering value to all of our shareholders. In addition, we recently announced the relocation of our corporate offices to Houston, Texas from Oakbrook Terrace, Illinois.  This move will put us closer to key regional customers and new markets.  Great Lakes also opened regional offices in Jacksonville, Florida and Staten Island, New York to further support our strategic vision and allow us to engage more effectively with our customers like the U.S. Army Corps of Engineers, private energy clients, and local governments and communities.

We remain confident in our 2020 outlook and look forward to the changes and opportunities that lie ahead. We also recognize that we must continue to actively investigate safety and operational contingency plans to be able to respond to potential changes to the evolving COVID-19 pandemic, storm season and economic environment.”

Quarterly Results

  Revenue was $175.8 million, an increase of $6.0 million over the third quarter of 2019. The increase was caused by higher domestic capital and maintenance revenue, offset partially by lower coastal protection, rivers & lakes and foreign revenue.
  Gross margin percentage was 20.7% in the third quarter of 2020, based on strong project performance offset by several vessel drydocks, as compared to 18.7% in the third quarter of 2019. As stated previously Great Lakes experienced strong performance on several projects including the Jacksonville Contract B.  In addition, several vessels, including the Ellis Island, completed drydock and returned to work.  This was offset by a few vessels that remained in drydock, but are expected to return to project work in the fourth quarter.
  Operating income was $23.2 million, which is a $4.8 million increase from the prior year quarter. The increase is a result of higher gross margin, offset partially by higher General & Administrative expenses. The increase in General and Administrative expenses for the quarter was due to increased office rental expense, technical and consulting and office expenses.
  Income from continuing operations for the quarter was $12.5 million compared to $8.8 million in the prior year quarter. The increase in operating income was offset slightly by the increase in interest expense, due to lower rates from interest income, and an increase in income tax expense.
  At September 30, 2020, the Company had $229.7 million in cash and total debt of $323.5 million, resulting in a net debt to adjusted EBITDA from continuing operations ratio of 0.6x.
  At September 30, 2020, the Company had $661.3 million in backlog as compared to $653.7 million at September 30, 2019. This is a significant improvement after the past three quarters of declining backlog.
  Capital expenditures for the third quarter of 2020 were $7.4 million. This compares to $6.9 million in capital expenditures during the third quarter of 2019. The Company expects total capital expenditures to be approximately $45 million for 2020, excluding the capital spending for the new hopper dredge.

Market Update

At the end of the third quarter, the domestic bid market for 2020 reached $1.6 billion in projects bid. Great Lakes has been awarded $630.6 million in projects year to date, comprised of capital, maintenance, and coastal protection projects. We continue to be confident in the market for the remainder of the year and still anticipate it to be as strong as 2019.  Projects coming into the market pipeline in the fourth quarter include two marsh creation projects in Louisiana, Spanish Ridge and Lake Borgne, as well as the Boston Harbor Improvement Project.   We have seen support for the dredging industry in the Coronavirus Aid, Relief and Economic Security Act, which includes a provision that lifts caps on the Harbor Maintenance Trust Fund, and the 2021 House Appropriations Bill, introduced in July 2020, showed an increase of $1.7 billion above the President’s budget request for the U.S. Army Corps of Engineers. The appropriations bill was not passed before the close of the U.S. federal government’s fiscal year. This is not unusual and as a result, the U.S. Army Corps of Engineers is working under temporary funding, called a Continuing Resolution to continue their work with minimal impacts to our marketplace. The Water Resource Development Act bill, which authorizes new projects and makes policy changes that will make natural infrastructure and beneficial use of dredged material more common, has progressed but is pending until after the election. The 2020 election campaigns on both sides have been positive on industry issues as both candidates have indicated support for the Jones Act as well as continued major investments in infrastructure including ports and dredging.

GLDD remains committed to maintaining the health and safety of our team members through an Incident and Injury Free® (IIF®) safety management program. This value-based approach has allowed us to respond quickly and effectively to the COVID-19 pandemic and any challenges as a result of the pandemic with no significant financial impact in the third quarter.

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, November 4, 2020 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 1494155. The conference call will be available by replay until Friday, November 6, 2020 by calling (855) 859-2056 and providing Conference ID 1494155. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Classification of Environmental and Infrastructure Business

During the second quarter of 2019, the Company completed the sale of its historical environmental & infrastructure business. The historical environmental & infrastructure segment has been retrospectively presented as discontinued operations, and as such is no longer reflected in continuing operations.

Use of Non-GAAP measures

Adjusted EBITDA from continuing operations, as provided herein, represents net income (loss) from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that certain of the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: impacts resulting from or attributable to the COVID-19 pandemic, our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2019, Item 1A. “Risk Factors” of Great Lakes’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, in Item 1A.”Risk Factors” of this Quarterly Report on Form 10-Q and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Contract revenues	$175,841	$169,775	$561,456	$547,223
Gross profit	36,351	31,833	137,841	119,196
General and administrative expenses	14,888	13,488	45,263	42,926
Proceeds from loss of use claim	(1,723)	-	(1,723)	-
(Gain) loss on sale of assets—net	-	(27)	(184)	333
Operating income	23,186	18,372	94,485	75,937
Interest expense—net	(6,719)	(6,335)	(20,074)	(21,074)
Other income (expense)	156	(22)	(400)	273
Income from continuing operations before income taxes	16,623	12,015	74,011	55,136
Income tax provision	(4,076)	(3,204)	(18,517)	(14,280)
Income from continuing operations	12,547	8,811	55,494	40,856
Loss from discontinued operations, net of income taxes	—	(859)	—	(7,490)
Net income	$12,547	$7,952	$55,494	$33,366

Basic earnings per share attributable to continuing operations	$0.19	$0.14	$0.86	$0.64
Basic loss per share attributable to discontinued operations, net of tax	—	(0.02)	—	(0.12)
Basic earnings per share	$0.19	$0.12	$0.86	$0.52
Basic weighted average shares	64,860	63,861	64,726	63,449

Diluted earnings per share attributable to continuing operations	$0.19	$0.14	$0.84	$0.63
Diluted loss per share attributable to discontinued operations, net of tax	—	(0.02)	—	(0.12)
Diluted earnings per share	$0.19	$0.12	$0.84	$0.51
Diluted weighted average shares	65,894	65,071	65,861	64,860

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Income from continuing operations	12,547	8,811	55,494	40,856
Adjusted for:
Interest expense—net	6,719	6,335	20,074	21,074
Income tax provision	4,076	3,204	18,517	14,280
Depreciation and amortization	8,877	8,771	27,584	26,772
Adjusted EBITDA from continuing operations	$32,219	$27,121	$121,669	$102,982

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2020	2019

Cash and cash equivalents	$229,725	$186,995
Total current assets	364,731	300,712
Total assets	954,465	897,552
Total current liabilities	188,597	203,933
Long-term debt	323,512	322,843
Total equity	332,899	279,399

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2020	2019	2020	2019
Dredging:
Capital - U.S.	$98,194	$62,518	$245,183	$214,668
Capital - foreign	9,787	12,554	20,630	39,523
Coastal protection	29,780	41,959	165,668	133,897
Maintenance	33,453	30,074	117,806	89,911
Rivers & lakes	4,627	22,670	12,169	69,224
Total revenues	$175,841	$169,775	$561,456	$547,223

	As of
	September 30,	December 31,	September 30,
Backlog	2020	2019	2019
Dredging:
Capital - U.S.	$411,621	$347,377	$410,671
Capital - foreign	11,050	30,571	37,900
Coastal protection	109,374	141,039	126,478
Maintenance	110,879	60,891	62,531
Rivers & lakes	18,357	9,528	16,153
Total backlog	$661,281	$589,406	$653,733

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024